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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
                                THE SECURITIES
 EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                                   AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               AmeriConnect, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

    Delaware                        0-18654                   48-1056927
 ---------------                  ------------           ----------------------
 (State or other                  (Commission              (I.R.S. Employer
 jurisdiction of                  File Number)           Identification Number)
 incorporation)


           6750 W. 93rd St., Suite 110, Overland Park, Kansas 66212
           --------------------------------------------------------
                   (Address of principal executive offices)

                                (913) 341-8888
             ----------------------------------------------------
             (Registrant's telephone number, including area code)

                                    Common
           --------------------------------------------------------
           (Title of each class of securities covered by this form)

                                     N/A
    ----------------------------------------------------------------------
                  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

<
(X) Rule 12g-4(a)(1)(i)       ( )  Rule 12g 4(a)(2)(ii)         ( ) Rule 12h-3(b)(2)(i)
( ) Rule 12g-4(a)(1)(ii)      ( )  Rule 12h-3(b)(1)(i)          ( ) Rule 12h-3(b)(2)(ii)
( ) Rule 12g-4(a)(2)(i)       ( )  Rule 12h-3(b)(1)(ii)         ( ) Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
One (1)





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                Pursuant to the requirements of the Securities Exchange Act of
1934, the Registrant has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.


                                           AmeriConnect, Inc.




October 8, 1996                            By /s/ WALLACE M. HAMMOND
                                              ----------------------------------
                                              Wallace M. Hammond
                                              President